As filed with the Securities and Exchange Commission on February 4, 2005

Registration No. 333- _________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

FAUQUIER BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1288193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Courthouse Square
Warrenton, Virginia 20186
(Address, including Zip Code, of Principal Executive Offices)

FAUQUIER BANKSHARES, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Randy K. Ferrell
President and Chief Executive Officer
Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700
(Name, Address and Telephone number, including area code, of agent for service)

Copies of all communications to:

Jonathan F. Wolcott, Esq.
Holland & Knight LLP
2099 Pennsylvania Avenue, Suite 100
Washington, D.C. 20006
Phone: (202) 955-3000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities	to be	Offering price	Aggregate	registration
to be registered	Registered (1)	per unit (2)	Offering price	fee
Common Stock, par value $3.13 per share	100,000	$24.625	$2,462,500	$290.00

(1)	The number of shares of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Estimated solely for the purposes of calculating the registration fee as contemplated by Rule 457 of the Securities Act of 1933, as amended, and based on the average of the bid ($24.50) and asked ($24.74) prices of Fauquier Bankshares, Inc. common stock as of February 2, 2005, as reported on the Nasdaq SmallCap Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) has/have been sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents filed with the Commission are incorporated herein by reference:

(1)	Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

(2)	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively;

(3)	Our current reports on Form 8-K filed on January 28, 2004, April 23, 2004, July 16, 2004, August 20, 2004 and October 25, 2004, respectively;

(4)	Our definitive proxy statement filed on April 15, 2004;

(5)	All of our filings pursuant to the Exchange Act after the date of filing of this registration statement and prior to effectiveness of the registration statement; and

(6)	The description of our common stock set forth in Item 11 in our registration statement on Form 10-12G, dated April 16, 1999, as amended on Forms 10-12G/A on June 10, 1999, July 12, 1999 and August 2, 1999.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     The laws of the Commonwealth of Virginia pursuant to which we are incorporated permit us to indemnify our officers and directors against certain liabilities with the approval of our shareholders. Our articles of incorporation, which have been approved by our shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at our request as a director of officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of our company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

     We have purchased officers’ and director’s liability insurance policies. Within the limits of their coverage, the policies insure (1) our directors and officers against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by us and (2) our company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

5.1	Opinion of Holland & Knight LLP regarding legality of the Common Stock (filed herewith)

10.1	Fauquier Bankshares, Inc. 2005 Stock Option Plan (filed herewith)

23.1	Consent of Yount, Hyde & Barbour, P.C. (filed herewith)

23.2	Consent of Holland & Knight LLP (1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

(1)	Included in Exhibit 5.1

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fauquier County, Commonwealth of Virginia, on January 20, 2005.

FAUQUIER BANKSHARES, INC.

By:

/s/ Randy K. Ferrell

Randy K. Ferrell
President and Chief Executive Officer

POWER OF ATTORNEY

     Each of the undersigned hereby appoints C. Hunton Tiffany and Randy K. Ferrell, and each of them, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Hunton Tiffany C.Hunton Tiffany	Chairman of the Board	January 20, 2005

/s/ Randy K. Ferrell Randy K. Ferrell	President and Chief Executive Officer, Director (principal executive officer)	January 20, 2005

Signature	Title	Date
/s/ Eric P. Graap Eric P. Graap	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	January 20, 2005

/s/ Alexander G. Green Jr. Alexander G. Green, Jr.	Director	January 20, 2005

/s/ Stanley C. Haworth Stanley C. Haworth	Director	January 20, 2005

/s/ John J. Norman, Jr. John J. Norman, Jr.	Director	January 20, 2005

/s/ Douglas C. Larson Douglas C. Larson	Director	January 20, 2005

/s/ C.H. Lawrence, Jr. C.H. Lawrence, Jr.	Director	January 20, 2005

/s/ D. Harcourt Lees, Jr. D. Harcourt Lees, Jr.	Director	January 20, 2005

/s/ Randoph T. Minter Randolph T. Minter	Director	January 20, 2005

/s/ B.S. Montgomery B.S. Montgomery	Director	January 20, 2005

/s/ John B. Adams, Jr. John B. Adams, Jr.	Director	January 20, 2005

Signature	Title	Date

/s/ H.P. Neale H.P. Neale	Director	January 20, 2005

/s/ Pat H. Nevill Pat H. Nevill	Director	January 20, 2005

/s/ H. Frances Stringfellow	Director	January 20, 2005
H. Frances Stringfellow